NEWS from:
STEWART INFORMATION SERVICES CORPORATION
P.O. Box 2029, Houston, Texas 77252-2029
www.stewart.com
Contact:	Ted C. Jones
Director - Investor Relations
(713) 625-8014

FOR RELEASE AT 6AM CDT

Stewart Reports Updated Operating Results
for the First Quarter 2008

HOUSTON, May 9, 2008 - Stewart Information Services Corporation (NYSE-STC) today reported updated results of operations for the quarter ended March 31, 2008. The update to first quarter earnings is related to an agency defalcation of which senior management of the Company became aware subsequent to the Company’s earnings release dated April 30, 2008 and prior to filing its Form 10-Q with the Securities and Exchange Commission. The impact of this agency defalcation resulted in a pretax charge of $4.6 million ($3.0 million after taxes, or $0.16 per share). The information presented herein has been updated, as necessary, to reflect the impact of this matter. There are no other updates to previously reported amounts. (Dollar amounts in the table below are in millions, except for per share figures.)

	First Quarter
	2008(b)	2007(a)
Total revenues	$394.1	$531.7
Pretax loss before minority interests	(40.9)	(4.6)
Net loss	(25.2)	(4.8)
Net loss per share	(1.40)	(0.26)

(a)
Includes a $3.2 million gain ($2.1 million after taxes, or $0.11 per share) from the sale of two subsidiaries. Also includes a charge of $5.1 million ($3.3 million after taxes, or $0.18 per share) relating to four large title losses.

(b)	Includes a charge of $4.6 million ($3.0 million after taxes, or $0.16 per share) related to an agency defalcation.

Financial Highlights

▪ Revenues decreased 25.9 percent to $394.1 million in the first quarter of 2008 compared with $531.7 million for the first quarter of 2007. The Company reported a loss before taxes (and before minority interests) of $40.9 million for the first quarter of 2008 compared with a loss of $4.6 million for the same period in 2007.

▪ The revenue decline in 2008 was due to a significant decrease in title orders resulting from a decline in home sales and reduced financing activity relating primarily to tightening of mortgage lending practices and issues in the credit market, as well as lower home prices.

▪ The Company continues to respond aggressively to the decline in the real estate market and is taking appropriate steps to restore profitability. In addition to workforce reductions, the Company continues to consolidate branch offices and locations, and is pursuing the completion of title search and production efficiencies company-wide. The Company’s shared services initiative also remains on target and will generate benefits during 2008 in the areas of procurement and information technology infrastructure by reducing costs and enhancing service levels.

▪ Excluding acquisitions, divestitures and startups, the Company has reduced its employee count since December 31, 2005 by approximately 2,500, or 24.8 percent. The Company reduced its employee count during the first quarter of 2008 by approximately 460, or 5.4 percent. The Company will continue to incur significant costs relating to conversion of its technology to more efficient platforms. Although other operating expenses have declined, they have not declined at the same rate as revenues due to the relatively fixed nature of some of these costs, such as rent and other occupancy expenses, and costs associated with our growing, profitable international and commercial businesses.

▪ Stewart's book value per share decreased to $40.31 at March 31, 2008 compared with $41.82 at December 31, 2007.

▪ Title orders declined in the first quarter of 2008 by 13.0 percent from the same period a year ago. Orders were 26.3 percent lower in March 2008 than in March 2007.

“The first quarter of 2008 has been a challenging environment for profitability given the current adverse economic conditions, as well as the traditional negative impact of the seasonality of real estate sales,” said Stewart Morris, Jr., co-chief executive officer and president. “Fannie Mae’s current estimate is that a total of $499 billion of one-to-four family lending was completed in the first quarter of 2008 versus $612 billion in the first quarter of 2007 — an 18.5 percent decline. In view of this, we continued our reduction in staffing levels in the first quarter of 2008.

“We continue the process of converting our legacy production systems to a new web-based production platform on our centralized ASP and data center. As this progresses during the year, we will eliminate three data centers, reduce the required level of personnel and reduce maintenance costs,” said Morris.

“SureClose®, our industry-leading transaction management system, has been adopted by the Arizona Association of Realtors®, the seventh largest state association in the country,” added Morris. It will serve more than 5,000 brokerage companies statewide. More than 80 percent of homebuyers already utilize the web to search for a home to purchase. The use of SureClose will now allow the buyer, seller, lender and Realtor® to track the progress of the closing via the web.

“Stewart Title Guaranty Company (Guaranty) now has the largest statutory policyholders’ surplus of any title insurance underwriter and was the only underwriter with surplus greater than $100 million to increase surplus in 2007,” said Malcolm S. Morris, co-chief executive officer and chairman. “For a record 33rd consecutive year Guaranty has grown surplus, even in 2007, which was one of the most difficult years on record. Policyholders’ protection provided by increasing financial strength is facilitating our growth in the commercial segment.

“We are making progress in reducing our risk exposure by evaluating and potentially cancelling agencies that our models indicate are at the higher-end of the risk spectrum,” added Morris. “While we continue to add new agencies, we have increased our qualifying requirements. In addition to our standard background checks on agency personnel and other due diligence, we are now completing full pre-signing audits of agencies,” said Morris.

Stewart Information Services Corporation is a customer-driven, technology-enabled, strategically competitive, real estate information, title insurance and transaction management company. Stewart provides title insurance and related information services required for settlement by the real estate and mortgage industries throughout the United States and in international markets. Stewart also provides post-closing lender services, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, document preparation, background checks and expertise in tax-deferred exchanges. More information can be found at www.stewart.com.

This press release may contain forward-looking statements, which include all statements other than statements of historical facts. Forward-looking statements are not guarantees of performance and no assurance can be given that Stewart's expectations will be achieved. In particular, historical order counts do not necessarily indicate future revenues since Stewart cannot predict the number of orders that will result in closings.

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STEWART INFORMATION SERVICES CORPORATION
STATEMENTS OF OPERATIONS
(In thousands of dollars, except per share amounts)

	Three months ended
	March 31
	2008	2007
Revenues
Title insurance:
Direct operations	180,587	229,614
Agency operations	191,053	272,254
Real estate information	14,716	16,533
Investment income	8,078	9,051
Investment and other (losses) gains - net	(297)	4,222
	394,137	531,674
Expenses
Amounts retained by agencies	155,562	222,390
Employee costs	151,962	176,793
Other operating expenses	86,836	93,643
Title losses and related claims	29,721	31,859
Depreciation and amortization	9,091	9,885
Interest	1,815	1,668
	434,987	536,238

Loss before taxes and minority interests	(40,850)	(4,564)
Income tax benefit	(16,761)	(2,621)
Minority interests	1,203	2,819
Net loss	(25,292)	(4,762)

Average number of shares (000)	18,046	18,237

Net loss per share	(1.40)	(0.26)
Segment information:
Title revenues	379,421	515,141
Title pretax loss before minority interests	(41,544)	(8,056)

REI revenues	14,716	16,533
REI pretax earnings before minority interests	694	3,492

Selected financial information:
Cash used by operations	(31,447)	(15,116)
Title loss payments - net of recoveries	30,482	25,453
Changes in other comprehensive earnings - net	159	833

Number of title orders opened (000):
January	50.9	56.0
February	52.7	53.4
March	47.0	63.8
Quarter	150.6	173.2

Number of title orders closed - quarter(000):	89.5	109.4

	March 31 2008	Dec 31 2007

Stockholders’ equity	730,412	754,059
Number of shares outstanding (000)	18,120	18,031
Book value per share	40.31	41.82

STEWART INFORMATION SERVICES CORPORATION
BALANCE SHEETS (condensed)
(In thousands of dollars)

	March 31	December 31
	2008	2007
Assets
Cash and cash equivalents	90,903	109,239
Short-term investments	77,648	79,780
Investments - statutory reserve funds	516,613	518,586
Investments - other	93,424	98,511
Receivables - premiums from agencies	37,379	48,040
Receivables - other	101,572	93,335
Allowance for uncollectible amounts	(12,001)	(11,613)
Property and equipment	91,151	96,457
Title plants	78,650	78,245
Goodwill	209,628	208,824
Intangible assets	15,950	17,157
Other assets	104,751	105,413
	1,405,668	1,441,974
Liabilities
Notes payable	116,223	108,714
Accounts payable and accrued liabilities	89,639	108,658
Estimated title losses	439,109	441,324
Deferred income taxes	15,314	13,509
Minority interests	14,971	15,710
	675,256	687,915

Contingent liabilities and commitments

Stockholders' equity
Common and Class B Common Stock and additional paid-in capital	142,682	141,196
Retained earnings	571,826	597,118
Accumulated other comprehensive earnings	20,001	19,842
Treasury stock	(4,097)	(4,097)

Total stockholders' equity	730,412	754,059
	1,405,668	1,441,974

May 9, 2008